FOR IMMEDIATE RELEASE

                                   CONTACT:
                                   KATE CONNELLY OR JOE KOPEC
                                   THE DILENSCHNEIDER GROUP
                                   312-553-0700


              MERCURY FINANCE CLOSES SALE OF LYNDON INSURANCE UNIT


     CHICAGO, June 4 -- Mercury Finance Company (NYSE:MFN) announced today that it has completed the regulatory approval process and closed on the sale of its Lyndon Insurance Group subsidiary to Frontier Insurance Group, Inc. The sale price was $92 million in cash.

     As previously disclosed on April 23, the company will report a net book loss on the sale of $25 million. Mercury acquired Lyndon in 1995 from ITT for $72.5 million and subsequently merged its other insurance operations with it.

     Company officials said that Mercury will continue to offer insurance products to its consumer finance customers through arrangements that it has established with various insurers.

     Separately, Mercury announced that work continues on the audit and restatement of prior years' financial results. The process has been prolonged and made somewhat more complex by the need to reconcile and coordinate the analysis of the two auditing firms, Arthur Andersen LLP, for the 1996 accounting records, and KPMG Peat Marwick, for the earlier years. The company's estimate of shareholders' equity as of December 31, 1996, remains substantially in accordance with the estimated range of $138 million to $145 million previously released on April 23.

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